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                                                                    Exhibit 10.4

April 18, 2006


Mr. Ross  Nordin
11611 Montana Ave, #204
Los Angeles, Ca 90049

Dear Ross:

We have the pleasure to confirm your employment as Chief Financial Officer at the base salary of $ 4,800 per month for a minimum average of three days per week. The base salary is payable twice a month on the 15 and the 31 of each month. In the event that such dates are either on a Holiday, or on a weekend the payroll will be distributed the workday before.

TelePlus Group and you may terminate this employment at anytime during your trial period of 60 days. All consultants and personnel, regardless of status or duration of employment are required to enter into a Non-Disclosure and Non Competition Agreement that you will find enclosed. The purpose of this Agreement is to protect the teamwork and personnel work invested by TelePlus Group and its employees and/or contractors.

Please find enclosed the TelePlus Group Policies, which will give you all additional information regarding Vacation, Sick Days and Personal Days, change of schedule, use of the telephone, Software, Paid Holidays and Health Insurance after your sixty days trial period.

You will be reimbursed for mileage incurred from traveling from the TelePlus Group offices to various business places that you may be requested to visit at the rate of $0.38 per mile.

You will find attached the list of your duties. Please be kind enough to review them and sign them.

We are looking forward to working with you and we are certain of a fruitful collaboration.


Very Truly Yours                                       Read and Approved


/s/ Claude Buchert                                    /s/ Ross Nordin
------------------                                    ---------------
Claude Buchert
President and Chief Executive Officer